Xerox and EFI: Taking 25 Years of Working Together to the Next Level February 2, 2017 Exhibit 99.1

EFI / Xerox Announcement Summary EFI acquires Xerox FreeFlow Print Server DFE business The two companies are strategically aligned to deliver a single, best-in-class DFE DFE based on the Fiery platform, integrating key FFPS functionality Reduces duplicate efforts, and frees up both companies to invest in customer-driven innovation in their respective focus areas Simplifies Xerox offerings, customer engagement and support

Deal Structure Specific transaction terms not disclosed EFI will continue to support Xerox FFPS customers at the same quality and service level as EFI does for Fiery today EFI will make a series of payments totaling $22m over 18 months to Xerox Xerox committed to an annual minimum DFE purchase level EFI has entered into a new agreement with HCL, prior supplier to Xerox, to cover development, QA and support

EFI Financial Implications Expected Q1 revenue to increase by approximately $1 Million New Q1’17 Guidance – Revenue of $236M to $241M Non-GAAP Operating Margin 13-15% No change to non-GAAP or GAAP EPS guidance Update Fiery Segment Q1 guidance – high single digit decline FY’17 Guidance – Fiery full year revenue forecasted to grow low to mid single digit Break-even impact to non-GAAP and GAAP EPS for the first year as unique FFPS functionality is integrated into Fiery; accretive FY’18 and beyond

Reconciliation of GAAP to Non-GAAP Q1 2017 Guidance